Exhibit 99.1

COMPANY PRESS RELEASE

GEORGE RISK INDUSTRIES, INC.

CURRENT RESULTS OF OPERATIONS AND ANNUAL DIVIDEND ANNOUNCEMENT

KIMBALL, NE — SEPTEMBER 14, 2026 — GEORGE RISK INDUSTRIES, INC. (“GRI”), (OTCMKTS / OTC Pink: RSKIA), a diversified and leading American manufacturer of a wide variety of products in the security and proximity sensor industries, recorded net sales of $6,850,000 for the quarter ending July 31, 2026. This is an increase of 16.14% over the same period last year. The increase in sales is a result of a resilient economy and our competitive advantage with our existing product lines. Net income for the quarter ended July 31, 2026 was $2,192,000 and earnings per share was $0.45 per common share.

Management is grateful that the company continues to experience solid growth. When looking at fiscal year-end 2026 results, sales were up 10.27%. Of that, OEM (original equipment manufacturer) sales increased 9.25%. While security products for the residential sector remain steady, the large growth is happening in the commercial/industrial arenas. Our Heavy Duty metal contacts remain in high demand along with a variety of our environmental water detection sensors. Because of the demand, both product lines are experiencing a backlog of several months.

New Product development includes explosion proof contacts which will be UL listed for hazardous locations. This type of high security magnetic reed switch is in high demand from our customers. Other products in development are programmable temperature and humidity sensors with built-in hysteresis, wireless contact switches and monitoring devices, which include glass break detection, tilt sensing, and environmental monitoring. Our brass water valve shut-off is also being redesigned.

With the increased demand of our products, our new Production Manager is spending time on the production floor, looking for new ways to speed up and automate the process. We have a talented group of supervisors, line leaders, assemblers, stockroom and shipping employees who work diligently to produce quality products. We thank the alarm companies, integrators, OEM and installers around the world who put their trust in GRI Security Products and Labor Saving Device’s tools.

At George Risk Industries, Inc.’s latest Board of Directors meeting held on September 11, 2026, a dividend of $1.25 per common share was declared. This is a $0.25 increase over the previous year. The dividend will be paid to stockholders of record as of September 30, 2026 and will be paid out on or before October 31, 2026.

George Risk Industries, Inc. is engaged in the design, manufacture and sale to distributors and OEM manufacturers of custom computer keyboards, push button switches, burglar alarm components, pool access alarms, thermostats, E-Z Duct wire cover, hydro sensors and wire and cable tools. The company has representation in the United States, Canada, Asia and EMEA (Europe, the Middle East and Africa).

CONTACTS:

STEPHANIE M. RISK-McELROY, PRESIDENT/CEO/CFO

308-235-4645

800-523-1223